PRO FORMA FINANCIAL STATEMENTS

EXHIBIT 99.3

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED INCOME STATEMENTS AND BALANCE SHEETS

YEAR ENDED DECEMBER 31, 2005 AND THREE MONTHS ENDED MARCH 31, 2006
The following unaudited condensed pro forma income statements and balance sheets for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively, are derived from a21’s audited historical consolidated financial statements for the year ended December 31, 2005 and unaudited historical consolidated financial statements for the three months ended March 31, 2006, and ArtSelect’s audited historical financial statements for the year ended December 31, 2005 and unaudited historical financial statements for the three months ended March 31, 2006, after giving effect to the pro forma adjustments described in the notes to the Pro Forma Consolidated Financial Information. Such adjustments have been determined as if the acquisition of ArtSelect took place on January 1, 2005 and January 1, 2006, respectively, the first day of the financial periods presented in the Pro Forma Consolidated Financial Information.

PRO FORMA FINANCIAL STATEMENTS

INCOME STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005
(thousands, except share amounts)				Consolidated
	a21	ArtSelect	Adjustments	Proforma

Revenue, net	$9,563	$11,739	$-	$21,302
Cost of Revenue	3,090	5,213	-	8,303
Selling, general and administrative	7,401	6,025	-	13,426
Depreciation and amortization	1,683	353	1,200	3,236
TOTAL OPERATING EXPENSES	12,174	11,591	1,200	24,965
OPERATING (LOSS) INCOME	(2,611)	148	(1,200)	(3,663)

Interest expense, net	(1,380)	(603)	217	(1,766)
Other income, net	(678)	3	-	(675)
NET LOSS BEFORE TAXES	(4,669)	(452)	(983)	(6,104)
Income tax	(105)	-	-	(105)
Deemed dividends	(219)	-		(219)
NET LOSS	($4,993)	($452)	($983)	($6,428)

NET LOSS PER SHARE, BASIC AND DILUTED	(0.10)			(0.12)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	47,723,202		4,950,000	52,673,202

See accompanying notes to the Unaudited Condensed Pro Forma Consolidated Financial Information

PRO FORMA FINANCIAL STATEMENTS

BALANCE SHEETS AS OF DECEMBER 31, 2005
(thousands, except share amounts)				Consolidated
	a21	ArtSelect	Adjustments	Proforma
ASSETS
Cash and cash equivalents	$1,194	$284	$-	1,478
Accounts receivable, net	1,840	653	-	2,493
Inventory	156	646	-	802
Other	277	32	80	389
Total current assets	3,467	1,615	80	5,162

Property and equipment, net	7,602	250	-	7,852
Software, net	-	404	-	404
Goodwill	2,263	-	3,147	5,410
Intangible assets, net	3,882	-	4,800	8,682
Other	3,300	7	-	3,307
Total assets	$20,514	$2,276	$8,027	$30,817

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$1,351	$730	-	$2,081
Notes payable - current portion	1,050	28	-	1,078
Other	2,012	252	-	2,264
Total current liabilities	4,413	1,010	-	5,423

Notes Payable	2,442	-	6,850	9,292
Loan Payable from sale leaseback of building	7,438	-	-	7,438
Preferred Stock	-	9,371	(9,371)	-
Minority interest	2,800	-		2,800

Stockholders Equity	3,421	(8,105)	10,548	5,864
Total Liabilities and Stockholders Equity	$20,514	$2,276	$8,027	$30,817

See accompanying notes to the Unaudited Condensed Pro Forma Consolidated Financial Information

PRO FORMA FINANCIAL STATEMENTS

INCOME STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2006
(thousands, except share amounts)				Consolidated
	a21	ArtSelect	Adjustments	Proforma

Revenue, net	$2,935	$3,106	$-	$6,041
Cost of Revenue	903	1,386	-	2,289
Selling, general and administrative	3,186	1,518	-	4,704
Depreciation and amortization	603	84	300	987
TOTAL OPERATING EXPENSES	4,692	2,988	300	7,980
OPERATING (LOSS) INCOME	(1,757)	118	(300)	(1,939)

Interest expense, net	(353)	(154)	202	(305)
Other income, net	(279)	-	-	(279)
NET LOSS BEFORE TAXES	(2,389)	(36)	(98)	(2,523)
Income tax	(27)	-	-	(27)
Deemed dividends	(157)	-	-	(157)
NET LOSS	(2,573)	(36)	(98)	(2,707)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.04)			$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	72,142,537		4,950,000	77,092,537

See accompanying notes to the Unaudited Condensed Pro Forma Consolidated Financial Information

PRO FORMA FINANCIAL STATEMENTS

BALANCE SHEETS AS OF MARCH 31, 2006

(thousands, except share amounts)

	a21	ArtSelect	Adjustments	Consolidated Proforma
ASSETS
Cash and cash equivalents	$1,442	$304	$-	$1,746
Accounts receivable, net	2,085	572	-	2,657
Inventory	156	692	-	848
Other	317	50	94	461
Total current assets	4,000	1,618	94	5,712

Property and equipment, net	7,527	224	-	7,751
Software, net	-	398	-	398
Goodwill	2,340	-	3,027	5,367
Intangible assets, net	3,631	-	5,700	9,331
Other	3,234	7	-	3,241
Total assets	$20,732	$2,247	$8,821	$31,800

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$1,086	$698	-	$1,784
Notes payable - current portion	1,050	15	-	1,065
Other	2,700	148	-	2,848
Total current liabilities	4,836	861	-	5,697

Notes payable	2,341	-	6,850	9,191
Loan payable from sale leaseback of building	7,431	-	-	7,431
Preferred stock	-	9,527	(9,527)	-
Minority interest	2,800	-	-	2,800

Stockholders equity	3,324	(8,141)	11,498	6,681
Total liabilities and stockholders equity	$20,732	$2,247	$8,821	$31,800

See accompanying notes to the Unaudited Condensed Pro Forma Consolidated Financial Information

PRO FORMA FINANCIAL STATEMENTS

1. PRO FORMA ADJUSTMENTS

(a) ADDITIONAL FINANCE COSTS RELATING TO DEBT

	YEAR ENDED	THREE MONTHS ENDED
	DECEMBER 31, 2005	MARCH 31, 2006
	(in Thousands)	(in Thousands)
Interest on $4.5 million convertible
debt at 5% per annum	$225	$57
Interest on $2.35 million convertible
debt at 6% per annum	141	35
	$366	$92

Additionally, certain allocable capitalized finance costs have been identified at acquisition and are to be included in the ongoing purchase price allocation exercise. The estimated deferred finance costs of $100,000 at December 31, 2005 and March 31, 2006. Related amortization expense is estimated to be $20,000 and $6,000 for the year ended December 31, 2005 and three months ended March 31, 2006, respectively.

(b) EXCESS OF PURCHASE PRICE OVER FAIR VALUE OF NET ASSETS ACQUIRED
(IN THOUSANDS)

Cash consideration paid to selling stockholders of ArtSelect	$4,500
Seller note payable	2,350
Preliminary value of preferred shares issued as consideration to selling stockholders of ArtSelect	2,700
Preliminary value of warrants issued as consideration to selling stockholders of ArtSelect	375
Estimated transaction expenses	500
Total purchase price	10,425
Estimated fair value of net assets of ArtSelect	1,400
Excess of purchase price over fair value of net assets acquired *	$9,025
*Amount allocated to goodwill and identifiable intangible assets

The allocation of purchase price is based upon a preliminary fair value assessment. A formalized fair valuation project is ongoing and is expected to be completed by September 30, 2006. Certain intangible assets have been identified at acquisition and are to be included in the ongoing purchase price allocation exercise. The estimated intangible assets, at cost, are $6.0 million at December 31, 2005 and March 31, 2006. Related amortization expense is estimated to be $1.2 million and $300,000 for the year ended December 31, 2005 and three months ended March 31, 2006, respectively. Goodwill is estimated to be $3.1 million and $3.0 million at December 31, 2005 and March 31, 2006, respectively.

(c) INTERCOMPANY TRADING
Intercompany revenue and cost of sales are not considered material and therefore have not been eliminated for the purpose of the pro forma financial information.

PRO FORMA FINANCIAL STATEMENTS

(d) EARNINGS PER SHARE
The average number of shares used in the calculation of pro forma consolidated earnings per share has for the year ended December 31, 2005 and three months ended March 31, 2006 has been increased to take into account 4,200,000 shares issuable upon the conversion of preferred stock and 750,000 shares issuable upon the exercise of warrants, each of which was issued in connection with a21’s acquisition of ArtSelect.